Exhibit 99.1

News
For Immediate Release
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Contact:
Robert B. Lewis
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SILGAN HOLDINGS ANNOUNCES RETIREMENT
OF R. PHILIP SILVER AS A DIRECTOR AND
ELECTS ADAM J. GREENLEE AS A DIRECTOR

STAMFORD, CT, November 2, 2022 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging for consumer goods products, announced that R. Philip Silver informed the Company today of his decision to retire as a Director of the Company, effective following the conclusion of the Company’s Board of Directors meeting held today. Mr. Silver co-founded the Company together with D. Greg Horrigan 35 years ago and has served as a Director of the Company since its founding. Mr. Silver had also served as the Company’s Chairman of the Board in an executive capacity and Co-Chairman of the Board in both an executive and non-executive capacity from its founding until March 2019.

“From the initial founding of Silgan 35 years ago, we have followed one Mission, to compete and win in our markets by being the best at what we do. Phil Silver not only kept us focused on those ideals, but he also personifies them in every way,” said Tony Allott, Chairman of the Board. “His unwavering focus on shareholder value creation, his insistence on rigor of thought and logic and his ability to find a path to success through a variety of challenges are hallmarks of his impact on Silgan. On behalf of the Board of Directors and the entire Silgan team, we wish
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SILGAN HOLDINGS
November 2, 2022

to sincerely thank Phil for his guidance, wisdom, integrity and friendship. While Silgan is losing his presence and great fiduciary voice with his retirement, we know that his example and teachings will remain with each of us. We wish Phil the very best in his retirement,” concluded Mr. Allott.

The Company also announced that its Board of Directors elected Adam J. Greenlee, the Company’s President and Chief Executive Officer, as a member of the Board of Directors of the Company. Mr. Greenlee will serve as a Class I Director of the Company, with the term of his position running until the annual meeting of stockholders of the Company in 2025. Mr. Greenlee has been Chief Executive Officer of the Company since September 2021 and President of the Company since April 2019. Previously, Mr. Greenlee was Executive Vice President and Chief Operating Officer of the Company.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.
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